EXHIBIT 23.1
Consent of H.J. Gruy and Associates, Inc.
We hereby consent to the use of the name H.J. Gruy and Associates, Inc. and of references to H.J. Gruy and Associates, Inc. and to the inclusion of and references to our report, or information contained therein, dated January 23, 2007, prepared for Swift Energy Company in the automatic shelf registration statement (Form S-3) and related prospectus of Swift Energy Company dated on or about May 16, 2007.

H.J. GRUY AND ASSOCIATES, INC.
By:	/s/ Marilyn Wilson
Marilyn Wilson
President and Chief Operating Officer

Houston, Texas
May 16, 2007